      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                           EL PASO ENERGY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                                                 76-0568816
  (STATE OR OTHER JURISDICTION OF                                         (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)

                                                                        BRITTON WHITE JR.
                                                                    EXECUTIVE VICE PRESIDENT
                                                                       AND GENERAL COUNSEL
               EL PASO ENERGY BUILDING                               EL PASO ENERGY BUILDING
                1001 LOUISIANA STREET                                 1001 LOUISIANA STREET
                HOUSTON, TEXAS 77002                                  HOUSTON, TEXAS 77002
                   (713) 420-2131                                        (713) 420-2131
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                      INCLUDING                                              NUMBER,
   AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE          INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                      OFFICES)

                            ------------------------
                                   COPIES TO:

                            G. MICHAEL O'LEARY, ESQ.
                             ANDREWS & KURTH L.L.P.
                             600 TRAVIS, SUITE 4200
                              HOUSTON, TEXAS 77002
                                 (713) 220-4360
                            ------------------------
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.
                            ------------------------
     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED
                                                                 MAXIMUM                 PROPOSED
     TITLE OF EACH CLASS OF           AMOUNT TO BE           OFFERING PRICE         MAXIMUM AGGREGATE            AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED(2)           PER SHARE(3)          OFFERING PRICE(3)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock(1).................         286,481                $36.4375              $10,438,651.44             $2,901.95
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes preferred stock purchase rights relating to each share of Common Stock, par value $3.00 per share. The preferred stock purchase rights are associated with and trade with the Common Stock.
(2) The number of shares of Common Stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3) Estimated solely for the purpose of determining the registration fee.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SUBJECT TO COMPLETION -- MAY 3, 1999

PROSPECTUS
               , 1999

                                 286,481 SHARES

                           EL PASO ENERGY CORPORATION

                                  COMMON STOCK

--------------------------------------------------------------------------------

EL PASO ENERGY CORPORATION:

- El Paso Energy is a diversified energy holding company. It is engaged through its subsidiaries in the interstate and intrastate transportation, gathering, and processing of natural gas, marketing of natural gas, power, and other energy-related commodities, power generation, and the development and operation of energy infrastructure facilities worldwide. El Paso Energy owns the only integrated coast-to-coast natural gas pipeline system in the United States.

- El Paso Energy Corporation
  El Paso Energy Building
  1001 Louisiana Street
  Houston, Texas 77002
  (713) 420-2131

TRADING SYMBOL & MARKET:

- EPG/New York Stock Exchange

THE OFFERING:

- This prospectus relates to 286,481 shares of our common stock, par value $3.00 per share.

- All of the shares are being offered by the selling stockholders named in this prospectus. We will not receive any proceeds from this offering but will incur some of the expenses.

- On         , 1999, the closing price of our common stock on the NYSE was

  $     per share, and there were           shares outstanding on that date.

          THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" ON PAGE 2.

--------------------------------------------------------------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY UNITED STATES FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                               TABLE OF CONTENTS

Risk Factors...........................    2
Cautionary Statement Regarding
  Forward-Looking Statements...........    4
Business of El Paso Energy.............    6
Use of Proceeds........................    7
Selling Stockholders...................    8
Where You Can Find
  More Information.....................    8
Plan of Distribution...................   10
Legal Matters..........................   11
Experts................................   11

                                  RISK FACTORS

     Before you invest in our common stock, you should read the risks, uncertainties and factors which may adversely affect El Paso Energy that are discussed under the caption "Risk Factors -- Cautionary Statement For Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995" in the El Paso Energy 1998 Annual Report on Form 10-K and which are incorporated by reference in this prospectus, as well as the following additional risk factors which contemplate the consummation of the proposed merger of El Paso Energy and Sonat Inc. discussed in this prospectus in the section "Business of El Paso Energy -- Merger with Sonat Inc."

RISKS RELATED TO THE PROPOSED MERGER WITH SONAT AND SONAT'S OPERATIONS

  THE STRUCTURE OF THE MERGER WILL NOT BE KNOWN UNTIL AFTER THE EL PASO ENERGY STOCKHOLDERS' SPECIAL MEETING.

     Because the structure of the merger depends on the vote of our stockholders, we will not know until after the special meeting the structure of the merger and type of consideration we will be required to pay for shares of Sonat common stock.

  PAYMENTS OF DIVIDENDS ON SENIOR VOTING PREFERRED STOCK ISSUED UNDER THE ALTERNATIVE MERGER STRUCTURE WOULD REDUCE THE FUNDS AVAILABLE TO THE COMBINED COMPANY TO FUND GROWTH AND OPERATIONS.

     We currently estimate that, if we complete the alternative merger, dividend payments in respect of the senior voting preferred stock would be between approximately $256 million and $356 million annually based on the number of shares of El Paso Energy common stock, shares of Sonat common stock and Sonat options outstanding as of March 5, 1999, and an assumed dividend rate of 8.75%. The actual annual dividend rate will be set at a rate that our financial advisors believe would cause the depositary shares, when fully distributed after completion of the alternative merger, to trade initially at approximately $100 per share. Because we would be using cash to pay these dividends, the amount of cash we would have available for expansion opportunities and ongoing operations would be significantly reduced.

  EL PASO ENERGY AND SONAT COULD BE REQUIRED TO EFFECT SIGNIFICANT DIVESTITURES OR COMPLY WITH OTHER REGULATORY REQUIREMENTS.

     We cannot complete the merger until the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the HSR Act) has expired or terminated. We are also required to obtain the approval of the Federal Energy Regulatory Commission (the FERC) in order to complete the merger.

     El Paso Energy and Sonat are both obligated, under the terms of the merger agreement, to use their "reasonable best efforts" to take all action to ensure that the waiting period under the HSR Act and all extensions of that period expire or are terminated and other required approvals are obtained. Neither of us is obligated, however, to take actions that would reasonably be likely to have a material adverse effect on the business, financial condition, or results of operations of the combined company after the merger, and El Paso Energy is not obligated to take actions that would reasonably be likely to have a material adverse effect on its subsidiary, Tennessee Gas Pipeline Company. Governmental authorities could require the companies to effect significant divestitures as a condition to approving the transaction or impose other conditions that would affect subsequent operations of the combined company.

     We cannot assure you that these and any other required regulatory approvals will be obtained or, if they are obtained, as to the terms, conditions and timing of these approvals. These requirements for regulatory approvals could delay completion of the merger for a significant period of time after the Sonat and El Paso Energy stockholders have approved the merger at the special meetings.

  IF THE MERGER IS COMPLETED UNDER THE ALTERNATIVE MERGER STRUCTURE, THE MERGER WILL BE DILUTIVE TO OUR EARNINGS PER SHARE FOR AT LEAST THREE YEARS.

  THE RATES THAT SONAT'S PIPELINE SUBSIDIARY IS ABLE TO CHARGE ITS CUSTOMERS MAY BE REDUCED BY GOVERNMENTAL AUTHORITIES.

     The pipeline transportation business conducted by Sonat's subsidiary, Southern Natural Gas Company, is regulated by the FERC and various state and local regulatory agencies. In particular, the FERC generally limits the rates the Sonat subsidiary is permitted to charge its customers for interstate transportation and, in some cases, sales of natural gas. If the rates the Sonat subsidiary is permitted to charge its customers for transportation are lowered, the profitability of Sonat's pipeline business may be reduced. Under the terms of a settlement approved by the FERC, Sonat's subsidiary is required to file a new rate case no later than September 1, 1999, to become effective by March 1, 2000. We cannot predict the outcome of that rate case.

  MANY OF THE CONTRACTS FOR NATURAL GAS TRANSMISSION BY SONAT'S SUBSIDIARY WILL EXPIRE WITHIN THE NEXT FEW YEARS.

     Substantially all of the revenues of Sonat's subsidiary, Southern Natural Gas Company, are generated under long-term natural gas transportation contracts. Contracts representing approximately 58% of Southern Natural Gas Company's firm transportation capacity will expire by their terms by September 1, 2003. Contracts with one gas distribution customer account for 46% of these expiring contracts. Although we expect the Sonat subsidiary to negotiate to extend these contracts, there can be no assurance that it will be able to extend or replace these contracts or that the terms of any renegotiated contracts will be as favorable as the existing contracts. If the Sonat subsidiary is unable to renew these contracts or if it renews them on less favorable terms, it may suffer a material reduction in revenue and earnings.

  THE SUCCESS OF SONAT'S EXPLORATION AND PRODUCTION BUSINESS IS DEPENDENT ON FACTORS WHICH CANNOT BE PREDICTED WITH CERTAINTY.

     The performance of Sonat's exploration and production business is dependent upon a number of factors that cannot be predicted with certainty. These factors include:

     - the effect of oil and natural gas prices on revenues;

     - the results of future drilling activity;

     - Sonat's ability to identify and precisely locate prospective geologic structures and to drill and successfully complete wells in those structures; and

     - Sonat's ability to expand leased land positions in desirable areas, which often are subject to intensely competitive leasing conditions.

  KEY PERSONNEL COULD TERMINATE THEIR EMPLOYMENT WITH THE COMBINED COMPANY.

     El Paso Energy's senior management has limited experience in the oil and gas exploration and production business. Although we expect Sonat personnel who currently operate Sonat's exploration and production business to remain with the combined company, we cannot assure you that any of these personnel will remain with the combined company after we complete the merger.

     All of the executive officers and other key employees of Sonat are parties to severance agreements and have the right to receive substantial payments if their employment is terminated by the combined company, if they terminate their employment for good reason after the merger or, in the case of its executive officers and two other key executives, if they terminate employment for any reason during the 30-day period immediately following the first anniversary of the merger. Executive officers and certain other key employees of El Paso Energy have similar rights under applicable plans, unless the merger is completed under the alternative merger structure. In addition, several Sonat executive officers are eligible to participate in a voluntary reduction-in-force window program if they (1) give notice of intent to terminate their employment within a 45-day period currently expected to end on December 31, 1999, and (2) terminate their employment during a 6-month period currently expected to end on June 30, 2000. These individuals will be entitled to severance payments under their severance agreements if they elect to take early retirement. Accordingly, El Paso Energy expects that a substantial number of Sonat executive officers and other employees will likely terminate their employment within the year following completion of the merger.

     We cannot assure you that, if executive officers and other key employees of either El Paso Energy or Sonat leave the combined company, we will be able to find adequate replacements.

  WE CANNOT ASSURE YOU THAT EL PASO ENERGY AND SONAT WILL BE SUCCESSFULLY COMBINED INTO A SINGLE ENTITY.

     If we cannot successfully combine our operations we may experience a material adverse effect on our business, financial condition or results of operations. The merger involves the combining of two companies that have previously operated separately. The combining of companies such as Sonat and El Paso Energy involves a number of risks, including:

     - the diversion of management's attention to the combining of operations;

     - difficulties in the combining of operations and systems, including plans to update and test systems for "Year 2000" compliance;

     - difficulties in the assimilation and retention of employees;

     - challenges in keeping customers; and

     - potential adverse short-term effects on operating results.

     Among the factors considered by the boards of directors of each company in approving the merger agreement were the opportunities for economies of scale and scope and operating efficiencies that could result from the merger. Although we expect the combined company to achieve significant annual savings in operating costs as a result of the merger, we may not be able to maintain the levels of operating efficiency that we each previously achieved or might achieve if we remain separate. Because of difficulties in combining operations, we may not be able to achieve the cost savings and other size-related benefits that we hope to achieve after the merger.

     In addition, because (1) Sonat's marketing operations are held through a joint venture in which Sonat has a 65% interest and (2) its Florida pipeline is held through a joint venture that is operated by a subsidiary of Enron Corp. and in which Sonat has a 50% interest, the combined company may not be able to effectively integrate these operations with similar operations of El Paso Energy to achieve cost savings in these operations.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements in this prospectus and in documents that are incorporated by reference into this prospectus that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of El Paso Energy, Sonat or the combined company. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management's plans, goals and objectives for future operations and growth and markets for the common stock of El Paso Energy. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are necessarily estimates reflecting the best judgment of senior management of El Paso Energy, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements include, among other, the following:

     - the risk that revenues may be affected by fluctuating energy prices;

     - the risk that rates charged to customers may be reduced by governmental authorities;

     - the highly competitive nature of the natural gas transportation, gathering, processing, storage and energy marketing industries;

     - the risk of favorable customer contracts expiring or being renewed on less attractive terms;

     - the uncertainty concerning the future success of exploration and production activities;

     - the costs of environmental liabilities, regulations and litigation;

     - the impact of operational hazards;

     - the risk that required regulatory approvals for proposed pipeline, storage and power generation projects may be delayed or may only be granted on terms that are unacceptable or significantly less favorable than anticipated;

     - the risks associated with future weather conditions;

     - the risk that the merger with Sonat may not occur;

     - the risk that Sonat's businesses may not be successfully integrated with El Paso Energy's businesses;

     - the risk that we may not fully realize the benefits expected to result from the merger;

     - the impact of the loss of key employees;

     - the risk that other firms will further expand into markets in which El Paso Energy or Sonat operate; and

     - other risks, uncertainties and factors, including the effect of the year 2000 date change, discussed more completely in El Paso Energy's other filings with the Securities and Exchange Commission, including the El Paso Energy 1998 Annual Report on Form 10-K.

     Certain of these factors are more fully described in "Risk Factors." Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the documents that we incorporated by reference into this document. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to El Paso Energy or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. El Paso Energy does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                           BUSINESS OF EL PASO ENERGY

     Our principal operations include:

     - the interstate and intrastate transportation, gathering, and processing of natural gas;
     - the marketing of natural gas, power, and other energy-related commodities;
     - power generation; and
     - the development and operation of energy infrastructure facilities worldwide.

     We own or have interests in over 28,000 miles of interstate and intrastate pipeline connecting the nation's principal natural gas supply regions to four of the largest consuming regions in the United States, namely the Gulf Coast, California, the Northeast, and the Midwest. Our interstate natural gas transmission operations include one of the nation's largest and only coast-to-coast mainline natural gas transmission systems which is comprised of five interstate pipeline systems: the El Paso Natural Gas pipeline, the Tennessee Gas pipeline, the Midwestern Gas Transmission pipeline, the East Tennessee Natural Gas pipeline, and the Mojave pipeline.

     In addition to our interstate transmission services, we provide related services, including natural gas gathering, products extraction, dehydration, purification, compression, and intrastate transmission. These services include gathering of natural gas from more than 10,000 natural gas wells with approximately 11,000 miles of gathering lines, and 23 natural gas processing and treating facilities located in some of the most prolific and active production areas of the United States, including the San Juan and Permian Basins and in east Texas, south Texas, Louisiana, and the Gulf of Mexico. We conduct intrastate transmission operations through our interests in four Texas intrastate systems, which include the Oasis pipeline running from west Texas to Katy, Texas, the Channel pipeline extending from south Texas to the Houston Ship Channel, and the Shoreline and Tomcat gathering systems which gather gas from offshore Texas. We also provide intrastate transportation in north Louisiana through our Gulf States pipeline that runs from the Texas border to Ruston, Louisiana. Our marketing activities include the marketing and trading of natural gas, power, and other energy-related commodities, as well as providing integrated price risk management services associated with these commodities. We also participate in the development and ownership of domestic power generation facilities and other power-related assets and joint ventures.

     Our international activities focus on the development and operation of international energy infrastructure projects and include ownership interests in three major operating natural gas transmission systems in Australia and natural gas transmission systems and power generation facilities currently in operation or under construction in Argentina, Bolivia, Brazil, Chile, the Czech Republic, Hungary, Indonesia, Mexico, Pakistan, Peru, the United Kingdom, Bangladesh, the Philippines, and China.

     Our principal executive offices are in the El Paso Energy Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2131.

MERGER WITH SONAT INC.

     We entered into the second amended and restated agreement and plan of merger with Sonat Inc. dated as of March 13, 1999, (the "Merger Agreement") pursuant to which Sonat will merge into El Paso Energy, and we will issue to Sonat stockholders one share of El Paso Energy common stock for each share of Sonat common stock owned by them, and our certificate of incorporation will be amended to authorize us to issue up to 750 million shares of common stock and 50 million shares of preferred stock. We are planning to hold a special meeting of our stockholders to consider and vote on a proposal to adopt the Merger Agreement. If our stockholders do not approve the Merger Agreement, but Sonat stockholders do approve the Merger Agreement, Sonat will instead merge with a subsidiary of El Paso Energy under an alternative merger structure, and we will issue a combination of (1) a fraction of a share of El Paso Energy common stock and (2) a fraction of a depositary share representing a fractional interest in a new series of senior voting preferred stock of El Paso Energy for each share of Sonat common stock. We will complete the merger with Sonat only if a number of conditions are satisfied or waived, including:

     - Sonat stockholders adopt the Merger Agreement;

     - no law or court order prohibits the transaction;

     - all waiting periods under federal antitrust laws applicable to the merger expire or terminate;

     - all other regulatory approvals are received without conditions that would have a materially adverse effect on the financial condition, results of operations or cash flow of our combined businesses; and

     - attorneys for El Paso Energy and Sonat issue opinions that the merger is expected to be tax free.

     However, we cannot assure you that we will complete the merger even if such conditions are satisfied.

     If the El Paso Energy and Sonat stockholders both approve the Merger Agreement, El Paso Energy and Sonat will complete the merger on an all common stock basis, and we expect to account for the merger using the pooling of interests method of accounting in accordance with United States generally accepted accounting principles. If our stockholders do not approve the Merger Agreement, El Paso Energy and Sonat will complete the merger under the alternative merger structure, and we will account for the merger using the purchase method of accounting in accordance with United States generally accepted accounting principles.

     Sonat Inc. is a diversified energy holding company. It is engaged through its subsidiaries and joint ventures in domestic oil and natural gas exploration and production, in the transmission and storage of natural gas, and in natural gas and power marketing. Sonat has interests in oil and gas producing properties in Louisiana, Texas, Oklahoma, Arkansas, Alabama, New Mexico and the Gulf of Mexico. Sonat owns approximately 1.6 trillion cubic feet equivalent of proved reserves.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus.

                              SELLING STOCKHOLDERS

     This prospectus relates to the sale by certain selling stockholders from time to time of up to 286,481 shares of El Paso Energy common stock. The selling stockholders acquired the shares of common stock in connection with our acquisition of EnCap Investments L.C. The shares of common stock offered by the selling stockholders are included in the registration statement of which this prospectus is a part pursuant to an undertaking made in connection with the EnCap acquisition. The following table sets forth as of May 3, 1999 certain information with respect to the selling stockholders.

                                       SHARES BENEFICIALLY
                                           OWNED BEFORE                              NUMBER OF
                                             OFFERING            NUMBER OF      SHARES BENEFICIALLY
                                       --------------------       SHARES            OWNED AFTER
         SELLING STOCKHOLDER            NUMBER     PERCENT     BEING OFFERED        OFFERING(1)
         -------------------           --------    --------    -------------    -------------------
Eugene C. Fiedorek...................   21,521        *            21,521                0
David B. Miller......................   39,904        *            39,904                0
Gary R. Peterson.....................   39,904        *            39,904                0
D. Martin Phillips...................   39,904        *            39,904                0
M. Sean Smith........................    9,057        *             9,057                0
Robert L. Zorich.....................   39,904        *            39,904                0
Banc One Capital Partners VIII,
  Ltd................................   96,287        *            96,287                0
Total................................  286,481        *           286,481                0

-------------------------
 *  Less than 1%

(1) Assumes that each selling stockholder will sell all of the shares set forth above under "Number of Shares Being Offered." The selling stockholders may offer all, some or none of their shares.

     We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares offered hereby, including, but not limited to, all registration and filing fees, the NYSE listing fee, printing expenses and fees and disbursements of counsel and accountants for El Paso Energy. The selling stockholders will pay all brokerage fees and commissions, if any, incurred in connection with the sale of the shares.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the shares to be sold by the selling stockholders. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

  Public Reference Room          New York Regional Office       Chicago Regional Office
  Room 1024                      Suite 100                      Citicorp Center
  450 Fifth Street, N.W.         7 World Trade Center           Suite 1400
  Washington, D.C. 20549         New York, New York 10048       500 West Madison Street
                                                                Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, including El Paso Energy and Sonat, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about each of us at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

     We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about our company and its financial condition. Some of these filings have been amended by later filings, which are also listed.

    OUR SEC FILINGS (FILE NO. 1-14365)             DESCRIPTION OR PERIOD/AS OF DATE
    ----------------------------------             --------------------------------
Annual Report on Form 10-K                    Year ended December 31, 1998
Current Report on Form 8-K, dated March       Discloses the entering into of the merger
  15, 1999                                    agreement between El Paso Energy and Sonat
                                              and related matters
Current Report on Form 8-K, dated April       Discloses preliminary unaudited pro forma
  23, 1999                                    financial information of El Paso Energy
                                              and Sonat giving effect to their proposed
                                              merger
Current Report on Form 8-K, dated April       Discloses first quarter operating results
  23, 1999                                    of El Paso Energy
Current Report on Form 8-K/A, dated April     Amends our Current Report on Form 8-K
  30, 1999                                    dated April 23, 1999 disclosing pro forma
                                              financial information
Registration Statement on Form 8-A, dated     Contains a description of the El Paso
  August 3, 1998                              Energy common stock
Registration Statement on Form 8-A/A dated    Contains a description of the El Paso
  January 29, 1999                            Energy preferred stock purchase rights
Definitive Proxy Statement on Schedule 14A    Definitive proxy statement relating to the
                                              1999 annual meeting of El Paso Energy's
                                              stockholders (filed on March 11, 1999)

     We incorporate by reference additional documents that either company may file with the SEC until all of the shares offered by this prospectus have been sold. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

                           El Paso Energy Corporation
                          Office of Investor Relations
                            El Paso Energy Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                         Telephone No.: (713) 420-2131

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS DOCUMENT OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SHARES OF COMMON STOCK OFFERED BY THIS DOCUMENT, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                              PLAN OF DISTRIBUTION

     The shares of common stock offered by the selling stockholders may be offered and sold by means of this prospectus from time to time as market conditions permit in one or more transactions on the NYSE, in the over-the-counter market, in negotiated transactions or otherwise, or through a combination of these methods, at fixed prices, which may be changed, at prices and terms then prevailing or at prices related to the then-current market price, or at negotiated prices. These shares may be sold by one or more of the following methods, without limitation:

     - a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     - face-to-face transactions between sellers and purchasers without brokers or dealers.

In making sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales.

     The selling stockholders and any persons who participate in the distribution of the shares offered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and profit on any resale of the shares as principal may be considered underwriting discounts and commissions under the Securities Act of 1933.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a specified period prior to the commencement of such distribution and until its completion. In addition, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of El Paso Energy as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, incorporated by reference in this prospectus, have been incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Sonat Inc. as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, included in El Paso Energy's Current Report on Form 8-K/A dated April 30, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which, as to the year ended December 31, 1996, is based on the report of KPMG LLP, independent auditors. The report of KPMG LLP refers to a change by Zilkha Energy Company in accounting for oil and gas properties from the full cost method to the successful efforts method. Such restated consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       , 1999

                                 286,481 SHARES

                           EL PASO ENERGY CORPORATION

                                  COMMON STOCK

                             ----------------------
                                   PROSPECTUS
                             ----------------------

--------------------------------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF EL PASO ENERGY HAVE NOT CHANGED SINCE THE DATE HEREOF.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred by El Paso Energy in connection with the issuance and distribution of the shares of common stock being registered. All amounts shown are estimated except the Commission registration fee.

SEC registration fee........................................  $ 2,901
Printing and engraving expenses.............................    9,500
Legal fees and expenses.....................................   10,000
Accounting fees and expenses................................    5,000
Miscellaneous...............................................    1,500
                                                              -------
     Total..................................................  $28,901
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, rules, or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Article X of El Paso Energy's By-laws require indemnification to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, the By-laws of El Paso Energy provide an unconditional right to indemnification for all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened proceeding (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director, officer, or employee of El Paso Energy or that, being or having been such a director or officer or an employee of El Paso Energy, such person is or was serving at the request of El Paso Energy as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including an employee benefit plan. The By-laws of El Paso Energy also provide that El Paso Energy may, by action of its Board of Directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors and officers.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Article 10 of El Paso Energy's Restated Certificate of Incorporation, as amended, provides that to the full extent that the Delaware General Corporation Law, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of El Paso Energy shall not be liable to El Paso Energy or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such
Article 10 shall not adversely affect any right or protection of a director of El Paso Energy for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     El Paso Energy maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of El Paso Energy and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of El Paso Energy and/or its subsidiaries, as the case may be.

ITEM 16.  EXHIBITS

EXHIBIT
  NO.                                    EXHIBIT
-------                                  -------
  4.1      --  Restated Certificate of Incorporation of El Paso Energy;
               Certificate of Designation, Preferences and Rights of Series
               A Junior Participating Preferred Stock of El Paso Energy,
               dated July 16, 1998 (incorporated by reference to Exhibit
               3.1 to El Paso Energy's Form 8-K, filed August 3, 1998)
  4.2      --  By-laws of El Paso Energy, as amended dated October 21, 1998
               (incorporated by reference to Exhibit 3.B to El Paso
               Energy's Form 10-Q, filed November 12, 1998)
  4.3      --  Amended and Restated Shareholder Rights Agreement, dated
               January 20, 1999, between El Paso Energy and BankBoston,
               N.A., as Rights Agent (incorporated by reference to Exhibit
               1 of El Paso's registration statement on Form 8-A/A
               Amendment No. 1, filed January 29, 1999)
  5.1      --  Opinion of Andrews & Kurth L.L.P. as to the legality of the common stock being registered
 23.1      --  Consent of PricewaterhouseCoopers LLP
 23.2      --  Consent of Ernst & Young LLP
 23.3      --  Consent of KPMG LLP
 23.4      --  Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)
 24.1      --  Powers of Attorney (included on signature page)

ITEM 17.  UNDERTAKINGS

     A.  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, such filing of El Paso Energy's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 3, 1999.

                                          EL PASO ENERGY CORPORATION

                                          By:      /s/ WILLIAM A. WISE
                                            ------------------------------------
                                                      William A. Wise
                                              Chairman of the Board, President
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes H. Brent Austin and Britton White Jr., and each of them as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates as indicated.

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

                /s/ WILLIAM A. WISE                  Chairman of the Board,              May 3, 1999
---------------------------------------------------    President, Chief Executive
                  William A. Wise                      Officer and Director

                /s/ H. BRENT AUSTIN                  Executive Vice President and        May 3, 1999
---------------------------------------------------    Chief Financial Officer
                  H. Brent Austin

               /s/ JEFFREY I. BEASON                 Vice President and Controller       May 3, 1999
---------------------------------------------------    (Chief Accounting Officer)
                 Jeffrey I. Beason

               /s/ BYRON ALLUMBAUGH                  Director                            May 3, 1999
---------------------------------------------------
                 Byron Allumbaugh

              /s/ JUAN CARLOS BRANIFF                Director                            May 3, 1999
---------------------------------------------------
                Juan Carlos Braniff

                /s/ PETER T. FLAWN                   Director                            May 3, 1999
---------------------------------------------------
                  Peter T. Flawn

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----
               /s/ JAMES F. GIBBONS                  Director                            May 3, 1999
---------------------------------------------------
                 James F. Gibbons

                  /s/ BEN F. LOVE                    Director                            May 3, 1999
---------------------------------------------------
                    Ben F. Love

              /s/ KENNETH L. SMALLEY                 Director                            May 3, 1999
---------------------------------------------------
                Kenneth L. Smalley

                /s/ MALCOLM WALLOP                   Director                            May 3, 1999
---------------------------------------------------
                  Malcolm Wallop

                                  EXHIBIT LIST

EXHIBIT
  NO.                                    EXHIBIT
-------                                  -------
  4.1      --  Restated Certificate of Incorporation of El Paso Energy;
               Certificate of Designation, Preferences and Rights of Series
               A Junior Participating Preferred Stock of El Paso Energy,
               dated July 16, 1998 (incorporated by reference to Exhibit
               3.1 to El Paso Energy's Form 8-K, filed August 3, 1998)
  4.2      --  By-laws of El Paso Energy, as amended dated October 21, 1998
               (incorporated by reference to Exhibit 3.B to El Paso
               Energy's Form 10-Q, filed November 12, 1998)
  4.3      --  Amended and Restated Shareholder Rights Agreement, dated
               January 20, 1999, between El Paso Energy and BankBoston,
               N.A., as Rights Agent (incorporated by reference to Exhibit
               1 of El Paso's registration statement on Form 8-A/A
               Amendment No. 1, filed January 29, 1999)
  5.1      --  Opinion of Andrews & Kurth L.L.P. as to the legality of the common stock being registered
 23.1      --  Consent of PricewaterhouseCoopers LLP
 23.2      --  Consent of Ernst & Young LLP
 23.3      --  Consent of KPMG LLP
 23.4      --  Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)
 24.1      --  Powers of Attorney (included on signature page)